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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 31 to Registration Statement Nos. 333-161093/811-08628 on Form N-4 of our reports dated March 31, 2009 (November 2, 2009 as to Note 7), relating to the financial statements of each of the Subaccounts of Metropolitan Life Variable Annuity Separate Account II and Metropolitan Life Variable Annuity Separate Account I, and our report dated April 3, 2009 (November 2, 2009 as to Note 21), relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in the Company's method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007), all appearing in the Statement of Additional Information Supplement, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information Supplement.


/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
November 2, 2009